Exhibit 99.2

                                VOTING AGREEMENT

      This VOTING AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of February, 2005, by and among Pentland Securities (1981) Inc. ("Pentland"), a corporation incorporated under the laws of Canada, 4280661 Canada Inc. ("Subco")), a wholly-owned subsidiary of Pentland, and Adolph Coors, Jr. Trust dated September 12, 1969 ("Coors Trust").

                              W I T N E S S E T H:

      WHEREAS Molson Inc. ("Molson"), a corporation organized and existing under the laws of Canada, Adolph Coors Company, a Delaware corporation (to be renamed Molson Coors Brewing Company, the "Company") and Molson Coors Canada Inc., a corporation organized and existing under the laws of Canada ("Exchangeco") have entered into a Combination Agreement, dated as of July 21, 2004 as amended, (the "Combination Agreement");

      WHEREAS the Combination Agreement contemplates a plan of arrangement (the "Plan");

      WHEREAS Pentland and the Coors Trust are, directly or indirectly, the controlling shareholders of Molson and the Company respectively;

      WHEREAS each of Pentland, Subco and the Coors Trust will hold voting securities in the Company following the implementation of the Plan, including in the case of Pentland and Subco, Class A Exchangeable Shares of Exchangeco exchangeable, subject to certain terms and conditions, for shares of the Company's Class A Common Stock (as used herein, the "Company Shares");

      WHEREAS each of Pentland and the Coors Trust believe that it is advisable and in the best interests of the Company, Exchangeco and the parties to this Agreement to unite the voting power of Pentland, Subco and the Coors Trust in the Company in order to secure, so far as is practicable, continuity, consistency and efficiency of governance of the Company;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the several parties hereto covenant and agree as follows:

                                   ARTICLE I
                                AGREEMENT TO VOTE

      Section 1.01. Each of Pentland, Subco and the Coors Trust agree that upon the implementation of the Plan:

      (a) the Class A Exchangeable Shares and all Ancillary Rights, including the Voting Rights, associated therewith (each as defined in the Canadian Voting Trust Agreement) that are or may from time to time be owned by Pentland, Subco or the Coors Trust shall be voted or exercised in accordance with the provisions of section 3.04 of the Canadian Voting
      Trust Agreement; and
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      (b) the Company Shares that are owned or may from time to time be owned by the Coors Trust, Pentland or Subco shall be voted in accordance with the provisions of section 3.04 of the U.S. Voting Trust Agreement.

                                   ARTICLE II
                               FURTHER ASSURANCES

      Section 2.01. In order to give effect to and assure performance of the obligations of the parties hereunder, upon implementation of the Plan, the parties hereby agree to enter into (a) the voting trust agreement substantially in the form of the draft annexed hereto as Exhibit A, initialed for identification by the parties (the "Canadian Voting Trust Agreement") with a corporate trustee resident in Canada for purposes of the Income Tax Act (Canada), and (b) the voting trust agreement substantially in the form of the draft annexed hereto as Exhibit B, initialed by the parties for identification (the "U.S. Voting Trust Agreement") with a corporate trustee (the Canadian Voting Trust Agreement and the U.S. Voting Trust Agreement being referred to collectively herein as the "Voting Trust Agreements").

                                  ARTICLE III
                                   TERMINATION

      Section 3.01. This Agreement shall terminate upon the earliest to occur of the following: (a) the date on which each of Pentland, Subco and the Coors Trust agrees in writing to terminate this Agreement, (b) the date on which the Combination Agreement is terminated without the Plan having become effective and
(c) the date each of the Voting Trust Agreements is terminated.

                                   ARTICLE IV
                                  MISCELLANEOUS

      Section 4.01. Relationships Created Hereunder. The agreement created by this Agreement is not intended to be, and shall not be treated as, a general partnership, limited partnership, joint venture, corporation or joint stock company or association.

      Section 4.02. Notices. Any and all notices, requests, demands, or other communications provided for hereunder shall be given in writing by personal service or by registered or certified mail, postage prepaid, addressed to the intended recipients at the addresses set forth in Exhibit C hereto or at such other addresses as the intended recipients may have designated in written notices to the other parties hereto. A notice shall be deemed to have been received when delivered personally or five days after being mailed.

      Section 4.03. Amendments. This Agreement may be amended by an instrument or instruments in writing executed by Pentland and the Coors Trust.

      Section 4.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, executors, administrators and permitted assigns, including successors to any party hereto by merger, consolidation or otherwise.
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                                       3


      Section 4.05. Gender and Number. With respect to words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires.

      Section 4.06. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

      Section 4.07. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one instrument.

      Section 4.08. Severability. If in any judicial proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      Section 4.09. Governing Law. This Agreement shall be construed under, and its validity determined by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

      Section 4.10. Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity. Without limiting the generality of the foregoing, the parties hereto agree that in addition to all other rights and remedies available at law or in equity, the parties hereto shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that in the event any action or proceeding is brought in equity to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

      Section 4.11. Voting Trust Agreements Paramountcy. Upon execution and delivery of the Voting Trust Agreements, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of either or both of the Voting Trust Agreements, the terms of each of the Voting Trust Agreements, as applicable, shall prevail.

      Section 4.12. Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective permitted transferees, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
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      IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.

                         Pentland Securities (1981) Inc.

                                        By: /s/ Andrew Molson
                                            ------------------------------
                                        Name: Andrew Molson
                                        Title: President


                                        4280661 Canada Inc.

                                        By: /s/ Andrew Molson
                                            ------------------------------
                                        Name: Andrew Molson
                                        Title: President


                                        Adolph Coors, Jr. Trust dated
                                        September 12, 1969

                                        By: /s/ Peter H. Coors
                                            ------------------------------
                                        Name: Peter H. Coors
                                        Title: Chairman of Trustees
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                                    EXHIBIT A

                        [CANADIAN VOTING TRUST AGREEMENT]
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                                       6


                                    EXHIBIT B

                          [U.S. VOTING TRUST AGREEMENT]
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                                    EXHIBIT C

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Name/Address

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Pentland Securities (1981) Inc.
335 - 8th Avenue S.W.
3rd Floor
Calgary, Alberta T2P 1C9

Attention: The President

  with a copy to:

  Davies Ward Phillips & Vineberg LLP
  1501 McGill College Avenue
  Suite 2600
  Montreal, Quebec H3A 3N9
  Attention: Me Alan Golden
             Me Michael Vineberg
  Telecopy No.: (514) 841-6499

--------------------------------------------------------------------------------
4280661 Canada Inc.
335 - 8th Avenue S.W.
3rd Floor
Calgary, Alberta T2P 1C9

Attention: The President

with a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue
Suite 2600
Montreal, Quebec H3A 3N9
Attention: Me Alan Golden
           Me Michael Vineberg
Telecopy No.: (514) 841-6499
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--------------------------------------------------------------------------------
Name/Address

--------------------------------------------------------------------------------
Adolph Coors, Jr. Trust
 dated September 12, 1969
Mail Stop VR900, P.O. Box 4030

Golden, CO  80401
Telecopy No.: (303) 277-3497

  with a copy to:

  Davis Graham & Stubbs LLP
  1550 17th Street, Suite 500
  Denver, Colorado  80202
  Attention: Jennings J. Newcom, Esq.
  Telecopy No.: 303-892-7400